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                                 EXHIBIT 10.2

July 30, 1997


Gary L. Neil, Ph.D.
Therapeutic Discovery Corporation
1454 Page Mill Road, Ste. 220
P.O. Box 10051
Palo Alto, CA 94303-0806


Dear Dr. Neil:

     This letter serves to set forth the agreement reached by ALZA Corporation ("ALZA") and Therapeutic Discovery Corporation ("TDC") regarding the royalties payable to TDC in the event ALZA exercises its license option for any TDC product, and the amount of TDC's operating reserve. I believe that ALZA and TDC have agreed as follows:

1. The parties agree that the last sentence in Section 3.1 of the form of License Agreement which is attached as Exhibit A to the License Option Agreement by and between ALZA and TDC dated as of March 10, 1993 is hereby deleted and the following replaced therefor in any License Agreement entered into by ALZA and TDC after June 30, 1997 for any country or countries pursuant to the License Option Agreement:

"In determining payments under this Section 3.1, Development Costs shall be determined as of the last day of each calendar quarter (beginning with the calendar quarter preceding the effective date of the relevant License Agreement) in order to determine the rates payable for the next calendar quarter for all countries included in the Territory as of the first day of such next calendar quarter and for any country added to the Territory during such next calendar quarter."

In addition, in the event ALZA does not exercise its license option under the License Option Agreement with respect to a particular product prior to the expiration of the license option for such product, ALZA agrees, at no additional charge to TDC, to provide TDC with ongoing technical support in connection with TDC's efforts to make arrangements with third parties for the commercialization of such product.

2. TDC agrees to limit to $500,000 the amount that TDC will set aside as its operating reserve out of "Available Funds" (as such term is defined in the Development Agreement by and between ALZA and TDC dated as of March 10, 1993). ALZA acknowledges that the foregoing does not prevent TDC from maintaining all or any portion of its funds other than Available Funds as an operating reserve.



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Page 2
Gary L. Neil
July 30, 1997



     If the foregoing accurately reflects your understanding of the agreement between the parties, please sign the acknowledgment below on behalf of TDC. Except as otherwise expressly set forth in this letter, the terms of the outstanding agreements between ALZA and TDC, as previously amended, remain in full force and effect.


Very truly yours,
ALZA Corporation


/s/ Bruce C. Cozadd
--------------------------------
Bruce C. Cozadd
Senior Vice President and
Chief Financial Officer



TDC hereby agrees to the foregoing amendments to the agreements between ALZA and TDC.



Therapeutic Discovery Corporation


/s/ Gary L. Neil, Ph.D.
--------------------------------
Name:    Gary L. Neil, Ph.D.
Title:   President and
         Chief Executive Officer




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